Exhibit 21

INTERSIL CORPORATION

SUBSIDIARIES OF REGISTRANT

AS OF DECEMBER 28, 2012

Subsidiary and Name under Which Business is Done	Where Organized
North America
Intersil Communications LLC	Delaware
Elantec Semiconductor LLC	Delaware
Intersil Americas LLC	Delaware
Xicor LLC	Delaware
Planet ATE LLC	California
D2Audio LLC	Delaware
Kenet LLC	Delaware
Zilker Labs LLC	Delaware
Intersil Swiss Holding Sarl**	Delaware/Swiss (DINC)
Quellan LLC	Delaware
Intersil Canada Ltd.	Nova Scotia, Canada
Techwell LLC	Delaware
Techwell International LLC	Delaware

Asia
Intersil China Limited	Hong Kong
Intersil K. K.	Japan
Intersil YH	Korea
Intersil Services Company Sdn. Bhd	Malaysia
Intersil Pte. Ltd.	Singapore
Intersil Ltd.	Taiwan
Intersil Analog Services Pvt. Ltd.	India
Intersil International Operations Sdn. Bhd.	Malaysia
Intersil China Holding Limited	Hong Kong
Intersil (Wuhan) Company Ltd.	PRC
DVMicro Corporation Limited	Hong Kong
Techwell Shenzhen Technology, Inc.	PRC

Europe
Intersil S.A.	Belgium
Intersil GmbH	Germany
Intersil Srl	Italy
Intersil Holding GmbH	Switzerland
Intersil Europe Sarl	Switzerland
Intersil Swiss Holding Sarl**	Delaware/Swiss (DINC)
Intersil Luxembourg Sarl	Luxembourg

**Dual incorporation